Exhibit 23.1

BAGELL, JOSEPHS, LEVINE & COMPANY LLC
Suite J, 406 Lippincott Drive, Marlton, NJ 08053
Tel: 856.346.2628 Fax: 856.396-0022

Consent of Independent Registered Public Accounting Firm

The Board of Directors
SOKO Fitness & SPA Group, Inc.
(Formerly American Business Holdings, Inc.)

We consent to the use in the Prospectus constituting a part of this registration statement of our report dated August 21, 2008, relating to the consolidated financial statements of SOKO Fitness & SPA Group, Inc. as of May 31, 2008 and 2007.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/S/Bagell, Josephs, Levine & Company, LLC

BAGELL, JOSEPHS, LEVINE & COMPANY, LLC
Marlton, New Jersey

September 4, 2008